EXHIBIT (d)

Investment Advisory Contract

AMENDMENT NUMBER 3 TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment Number 3 to Investment Management Agreement (“amendment number 3”) is effective as of the 1st day of August 2026, by and between Sit Mutual Funds II, Inc., a Minnesota corporation (the “Fund”), and Sit Investment Associates, Inc., a Minnesota corporation (“SIA”).

Background

The Fund and SIA entered into an Investment Management Agreement dated as of November 1, 1992, (the “Agreement”), as amended, relating to SIA’s provision of certain investment management services to the Fund. The Fund and SIA desire to amend the Agreement as set forth herein.

This Background section is incorporated by reference into and made a part of this amendment number 3.

Terms

The Fund and SIA hereby agree that:

1.	Modifications to the Agreement. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following Amended Exhibit A.

2.	Remainder of Agreement. Except as specifically modified by this amendment number 3, all terms and conditions of the Agreement shall remain in full force and effect.

3.	Governing Law. The governing law of the Agreement shall be the governing law of this amendment number 3.

4.

Entire Agreement. This amendment number 3 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Agreement with respect to such subject matter.

5.

Signatures; Counterparts. This amendment number 3 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this amendment number 3 or of executed signature pages to this amendment number 3 as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this amendment number 3.

IN WITNESS WHEREOF, the parties hereto have caused this amendment number 3 to be executed by their duly authorized officers, as of the day and year first above written.

SIT MUTUAL FUNDS II, INC.

acting on its own behalf and on behalf each Portfolio listed on Exhibit A to the Agreement.

By:	/s/ Roger J. Sit
Roger J. Sit, President

SIT INVESTMENT ASSOCIATES, INC.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen, Vice President

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AMENDED EXHIBIT A

to

INVESTMENT MANAGEMENT AGREEMENT

between Sit Mutual Funds II, Inc. and Sit Investment Associates, Inc. dated November 1, 1992, as amended

Amendment Effective August 1, 2026

Fund, Class	Annual Management Fee (As a % of Average Daily Net Assets)	Date Agreement Adopted by Fund
Sit Tax-Free Income Fund (Series A) – Class S	0.20%	November 1, 1992
Sit Tax-Free Income Fund (Series A) – Class Y	0.20%	May 1, 2021
Sit Minnesota Tax-Free Income Fund (Series B) – Class S	0.20%	October 20, 1993
Sit Quality Income Fund (Series E) – Class S	0.20%	December 31, 2012
Sit Quality Income Fund (Series E) – Class Y	0.20%	March 31, 2022

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